EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered this ___ day of May, 2016 (hereinafter referred to as the "Execution Date") by and among Seastone of Delray, LLC, a Florida limited liability company (“Seller”) and Seastone Delray Healthcare, LLC, a Florida limited liability company or its related assign ("Purchaser").

STATEMENT OF INTENT

A. The Seller is primarily engaged in the business of providing health care services to patients in need of addiction treatment (the "Business").

B. The Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, the Business of the Seller and substantially all of the assets used in connection with the Business of the Seller and other assets in or to which the Seller has any right, title or interest except those assets specifically excluded herein upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:

1. SALE OF ASSETS.

1.1 Sale and Purchase of Assets. On the Closing Date (as hereinafter defined), in consideration of the purchase price determined and payable as set forth in Section 2 below (the "Purchase Price"), and upon and subject to the other terms and conditions set forth in this Agreement, the Seller shall convey, sell, transfer, assign and deliver unto Purchaser, and its successors and assigns forever, and Purchaser shall purchase and acquire all of the right, title and interest of the Seller in and to all of the Seller's assets (and, by such acquisition, the Business, which term shall be deemed to include all businesses conducted by the Seller), including all assets, property and property rights owned, used or held for use by the Seller of every nature and description, tangible and intangible, wherever located, and regardless of whether reflected in the books and records of the Seller, including, but not limited to all assets described in Schedule 1.1(i) hereto, all as the same shall exist on the date of execution of this Agreement (the "Execution Date"), subject to such additions and dispositions as shall have occurred in the ordinary course of business since the Execution Date but excluding those assets, such as cash in bank existing prior to the effective date of the MSA, defined below, described in Schedule 1.1(ii) hereto (the "Excluded Assets") (the assets to be acquired, excluding the Excluded Assets, are hereinafter referred to as the "Assets").

1.2 Conveyance. On the Closing Date, the Seller shall deliver to Purchaser such conveyances, bills of sale, assignments, agreements and other documents, in form and substance satisfactory to Purchaser's counsel, as may be reasonably requested by Purchaser to effect the sale and transfer of the Assets free and clear of any and all liens, security interests, pledges, claims, demands, encumbrances and adverse claims of whatever nature except as disclosed in Schedule 4.12 hereto, and to consummate the transactions contemplated by this Agreement, and shall make such other deliveries specified in or contemplated by this Agreement.

1.3 Books and Records. On the Closing Date, the Seller shall deliver to Purchaser, or to Purchaser's representatives, originals of an agreements including, without limitation, provider contracts, other material contracts, and patient records, lists, files and other documents, instruments and papers of all kind and nature belonging to or relating to the Business, and pertaining to the transfer of the Assets from the Seller to Purchaser. The parties agree to allow each other reasonable and prompt access to the books and records relating to the Business and the Assets as may be necessary by each party to prepare and file tax returns, other required reports or any other valid business purpose.

1.4 Due Diligence. Seller shall provide Purchaser with a due diligence period of thirty (30) days from the Execution Date of this Agreement (“Due Diligence Period”). During this Due Diligence Period and thereafter until the Closing Date, Seller shall fully cooperate with Purchaser in the Purchaser continuing its due diligence as to the Business, the Assets and the Real Estate being acquired pursuant to the REPA. The Due Diligence Period will be extended if the documents requested pursuant to the due diligence request (“Diligence Request”) which will be provided within five (5) days of this Agreement to a period of thirty (30) days from the date of the production of the last item requested pursuant to the Diligence Request. By way of example, Seller shall provide to Purchaser copies of the Property Materials in Seller’s possession or control, as well as any liens, liabilities or encumbrances pertaining to the Assets. For purposes hereof, "Property Materials" shall mean any prior title insurance policy, surveys, any Phase I reports, Phase II reports, inspection reports, zoning reports and all other written materials pertaining to the properties being acquired under the REPA. Purchaser and its representatives, agents and licensed contractors may make such tests, surveys and inspections of the Assets and properties as Purchaser deems necessary for its due diligence, including without limitation, Phase II reports, environmental assessments and testing, soil tests, environmental audits, structural and foundation surveys, equipment inspections and testing and topographical surveys ("Environmental Investigation"), from time to time, at the sole cost and expense of Purchaser. Purchaser shall have no responsibility under this Agreement with respect to the discovery of any hazardous or toxic waste, substance or material, pollutant or contaminant, including asbestos, as defined for purposes of Environmental Law ("Hazardous Substance") or any other condition found or discovered on or relating to the Purchased Assets or to undertake any remedial action on or relating to the Purchased Assets as a result of the inspections or tests undertaken by Purchaser and its representatives, agents or licensed contractors unless and to the extent that the presence of Hazardous Substances is due solely and directly to the acts of Purchaser and/or its representatives, agents or licensed contractors. For purposes of any Environmental Investigation, Purchaser agrees to (i) carry and to cause its representatives, agents and licensed contractors to carry commercially reasonable insurance coverages adequate to cover the Environmental Investigation activities; (ii) except as otherwise provided in this Agreement, defend, indemnify and save Seller harmless from and against all claims, out-of-pocket costs, expenses, losses and other obligations (including, without limitation, reasonable attorneys' fees and court costs) incurred, directly on account of any loss, damage or injury to any person or property, by reason of any negligent act or omission of Purchaser, its representatives, agents or licensed contractors, in connection with any Environmental Investigation; and (iii) restore the properties at Purchaser's sole cost to the condition that existed immediately prior to the commencement of the Environmental Investigation. In the event that Purchaser notifies Seller of any environmental objection or in the event that Purchaser's due diligence reveals any other violation of Environmental Law or presence of Hazardous Substances on, in or under any of the properties, Purchaser shall immediately notify Seller thereof and Seller, and not Purchaser or anyone acting on Purchaser's behalf, shall make any disclosures to any Governmental Body as Seller deems appropriate. Upon Purchaser providing Seller with notice reasonably in advance, Seller shall permit Purchaser to have necessary access to conduct due diligence regarding Seller's medical billing and coding practices, including access to all supporting documents as Purchaser shall reasonably request. Access related to medical billing and coding practices shall be completed within thirty (30) days following Seller's provision of the requested materials. If Purchaser undertakes an on-site review of such materials at premises of Seller, then such access shall be provided only during normal business hours, and Purchaser shall conduct such review in a manner so as not to interfere with the normal business operations of Seller.

1.5 Confidentiality.

With respect to all Confidential Information which may be received by the Purchaser, the Purchaser agrees as follows:

a) To hold the Confidential Information in strict confidence;

b) Not to use or disclose the Confidential Information to any other person, firm or corporation without the prior written consent of Seller;

c) To use reasonable precautions to prevent any unauthorized disclosure of the Confidential Information; and

d) Not to use, or permit others to use, any Confidential Information for any purpose other than the purpose of determining the feasibility of acquiring the Assets of the Seller.

Notwithstanding the foregoing, the Purchaser may disclose the Confidential Information to its professional advisers but only to the extent necessary to carry out such purpose.

The obligations set forth in this paragraph 1.5 above shall not apply to any Confidential Information furnished by Seller to the Purchaser which the Purchaser can demonstrate:

e) Was possessed by the Purchaser prior to the receipt thereof from Seller;

f) Is or becomes part of the public domain through no act of the Purchaser;

g) Is or was disclosed to the Purchaser subsequent to the receipt thereof from Seller by a third party not having a confidential relationship with Seller with respect thereto; or

h) The Purchaser is obligated to produce as a result of a court order or pursuant to the action of a government authority; provided that Seller has been given notice thereof and an opportunity to object to and appeal such disclosure.

2) Upon completion or cessation of the purpose for which the Purchaser has requested disclosure of the Confidential Information, the Purchaser shall:

a) Promptly return the Confidential Information to Seller, together with any and all copies and abstracts thereof in whatever form;

b) Destroy all notes, abstracts and other documents containing or referring to the Confidential Information or any portion thereof; and

c) Upon Seller's request, provide Seller with a written certification that he or she has complied with this paragraph.

As used herein Confidential Information shall mean the following documents of Seller provided to Purchaser, which, together with any trade secrets or other non-public information disclosed or otherwise communicated in written form by Seller to the Purchaser, including but not limited to medical records, policies, procedures, logos, forms, trademarks, business plans, financial structures, feasibility assessments, correspondence, telephone conversations, meetings, financial data, operational aspects, methodologies, technologies, techniques, marketing strategies, and development methods.

2. PURCHASE PRICE.

2.1 Purchase Price. The Purchase Price to be paid by Purchaser to the Seller for the Assets shall be the sum of six hundred fifty thousand dollars ($650,000.00) payable by cashier’s check or wire transfer to the Seller. Upon execution of this Agreement, Purchase shall deposit the sum of ten thousand dollars ($10,000.00) (“Deposit”) with its counsel as a deposit which shall be applied toward the Purchase Price at the Closing. The Deposit shall be increased by an additional fifty thousand dollars ($50,000.00) upon the completion of Due Diligence Period, unless the Agreement is terminated. In the event the Closing is not consummated, said Deposit shall be refunded to the Purchaser; provided however that the Deposit shall be forfeited to the Seller after the expiration of the Due Diligence period if all of the conditions to closing shall have occurred as set forth in this Agreement, the MSA and the REPA. It is understood that Purchaser and Seller are parties to a Management Services Agreement (“MSA”) which is being executed contemporaneously with this Agreement. In the event Purchaser pays for any liabilities that are not assumed hereunder or under the MSA, that said payments shall be reduced from the proceeds to be paid to Seller at the Closing and provided further that in the event the Payments exceed the proceeds to be paid to Seller under this Agreement that said additional sum may be reduced from the proceeds being paid to the Seller’s related companies under the Real Estate Purchase Agreement (“REPA”) also being executed contemporaneously with this Agreement.

2.2 Allocation of Purchase Price. The parties hereto shall, in good faith, cooperate to see that the Purchase Price is allocated among the Assets on or as soon as practicable following the Closing Date. At such time, the completed allocation of the Purchase Price as determined by the parties shall be attached hereto as Schedule 2.2. The parties acknowledge and agree that such allocation shall be effected in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Seller and Purchaser undertake and agree to prepare, sign, attach to Schedule 2.2 and timely file any information return on Form 8594 or otherwise that may be required to be filed pursuant to regulations promulgated under Section 1060(b) of the Code. Neither the Seller nor Purchaser shall file any tax return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section unless required to do so by a final determination of the Internal Revenue Service or a court of competent jurisdiction.

2.3 Liabilities Assumed by Purchaser. In further consideration of the transfers contemplated herein, Purchaser shall assume, effective as of the Closing Date, only those liabilities of the Seller listed in Schedule 2.3 hereto (the "Assumed Liabilities"), which Purchaser shall pay, satisfy and discharge in due course. It is expressly understood that the Assumed Liabilities include an amount of up to but not to exceed fifty thousand dollars ($50,000.00) of claims by insurance companies for recoupment of any overpayments that may have been made for services rendered by Seller which arose prior to the Closing Date or period in which the parties operated under the MSA for which payment was received by Seller prior to the commencement of the term of the MSA. Buyer shall be responsible for all overpayments in which the revenue was received by Buyer after the commencement of the term of the MSA regardless of the amount. The assumption by Purchaser on the Closing Date of any liabilities hereunder is made for the exclusive benefit of the Seller and not for the benefit of any third party and such assumption, while creating a liability of Purchaser to the Seller hereunder, shall not be deemed to create any liability of Purchaser to any third party other than to the payee of the Assumed Liabilities. Purchaser agrees to use its best efforts following the Closing Date to cause the Seller to be relieved from their obligations under the Assumed Liabilities, provided, however, that Purchaser shall not be required by virtue of this provision to provide substitute collateral with respect to any Assumed Liability, except as otherwise specifically provided herein.

2.4 Liabilities Not Assumed by Purchaser. Purchaser shall not assume and shall not be responsible for any liability or obligation of the Seller other than the Assumed Liabilities. The Seller shall continue to be responsible for all of their known and unknown liabilities and obligations not expressly assumed by Purchaser, whether arising prior to, on or subsequent to the Closing Date and whether or not related to the Business or the Assets. Without limiting the generality of this Section, and regardless of whether any of the following may be disclosed to Purchaser pursuant to this Agreement, or otherwise, or whether Purchaser may have knowledge of the same, Purchaser shall not assume or otherwise be responsible for any of the Sellers' obligations or liabilities (not set forth in Schedule 2.3):

(a) arising out of the acquisition, maintenance or disposition of, or otherwise relating to, the Assets or this Agreement.

(b) arising out of claims by any employee or patient or alleged patient of the Seller, which arose prior to the effective date of the MSA.

(c) for federal, state, local or foreign taxes based on or measured by net income, or arising out of or resulting from the sale, conveyance, transfer, assignment and delivery of the Assets hereunder, or any interest, penalties or additions to taxes with respect thereto.

(d) for any civil liability or criminal penalties (including interest and punitive damages, if any) imposed upon the Seller on account of any fraudulent, criminal, intentional, willful or negligent act or omission of the Seller or its agents, representatives, employees or any violation of law, rule, regulation or statute by the Seller or their agents, representatives, employees or patients, including, but without limitation, liabilities arising out of or in connection with the Seller's Medicare, Medicaid or insurance billing.

(e) arising out of, based upon or resulting from any actions, suits, claims or proceedings, whether in law or equity, pending or threatened, based upon any transactions or occurrences or acts or omissions of the Seller or its agents, representatives, employees or patients on or prior to the effective date of the MSA.

(f) for any medical claims incurred but not reported, reported but not yet paid, or disputed or in which litigation is pending or threatened against the Seller on or prior to the effective date of the MSA.

3. CLOSING; OPERATION OF THE SELLER.

3.1 Transfer of Assets and Closing. The effective date of the transfer of the Assets shall be the later of: (A) midnight on September 15, 2016; or (B) the fifth business day after the later of the following to occur: (i) the receipt of any and all Required Approvals contemplated by Sections 4.6 and 5.3 hereof; and (ii) satisfaction of all conditions set forth in Sections 8 and 9 hereof (collectively, the "Closing Date"). The closing of the transactions contemplated herein (the "Closing"), including the transfer and delivery of the Assets and the Purchase Price, shall be consummated at the offices of Purchaser at Michael J. Snyder & Associates, PA 4000 Hollywood Blvd., Suite 455S, Hollywood, Florida 33021 on the Closing Date or at such other place, time and date as may be mutually agreed upon by the parties hereto, provided all conditions to Closing have been met, have occurred or have been waived.

3.2 Deliveries by Purchaser. On the Closing Date, Purchaser shall deliver to the Seller the documents as more specifically set forth in Section 10.2 hereof.

3.3 Deliveries by the Seller. On the Closing Date, the Seller shall deliver, or cause to be delivered, to Purchaser the Assets, free and clear of any interests, security interests, claims,

liens, pledges, penalties, charges, and encumbrances, except as specifically disclosed herein and such other documents as more specifically set forth in Section 10.1 hereof.

3.4 Operation of the Seller Prior to the Closing Date. During the period from the Execution Date to the Closing Date (the "Interim Period") Seller shall be operated pursuant to the Management Services Agreement. Prior to the earlier of the Closing Date or the termination of this Agreement, and except as otherwise required by this Agreement or any of the Ancillary Agreements (as defined in Section 4.4 hereof), the Seller shall not, without the prior written consent of Purchaser, do any of the following which would adversely affect the Assets, the Business or the transfer of the Assets and Business to Purchaser:

(a) amend its Articles of Organization or Operating Agreement;

(b) authorize for issuance, issue or deliver any additional units of any membership units or any class or securities convertible into membership units or issue or grant any right, option, warrant or other commitment for the issuance of membership units or such securities;

(c) split, combine or reclassify any membership units or declare, set aside or pay any dividend (whether in cash, stock or property) in respect of its capital stock or redeem or otherwise acquire any of its capital stock;

(d) solicit or encourage any inquiries or proposals or continue any on-going negotiations (other than with Purchaser) for the acquisition of any of its stock, assets or business;

(e) sell or purchase marketable securities owned by them, if any, except in the ordinary course of business;

(f) prepay its expenses or obligations except in accordance with the terms of applicable contracts or agreements and in the ordinary course of business (or otherwise not to exceed $1,000);

(g) increase compensation and/or benefits for any of its employees, consultants or officers;

(h) sell or dispose of or encumber any amount of its capital assets with an aggregate value of $1,000 or more or make any capital expenditures in an aggregate amount in excess of $1,000, or enter into, renew or extend any lease of capital equipment or real estate involving payments in an aggregate amount in excess of $1,000 for the term of the lease;

(i) create, amend, extend, renew, assume, incur or guarantee any indebtedness either involving amounts in excess of $1,000, individually or in the aggregate or not in the ordinary course of its business;

(j) enter into any contract or commitment (including employment, consulting and collective bargaining agreements) or engage in any transaction which is not in the usual and ordinary course of its business or which is inconsistent with its past practices and which is not terminable at will upon 30 days' notice without penalty of any kind including compromising any debts or accounts owed to the Seller or pledging or factoring any accounts receivables by the Seller outside the ordinary course of business;

(k) create any stock option or other stock-based incentive plan;

(l) acquire any other business or interest therein;

(m) enter into, amend or terminate (other than by expiration) any material contract to which the Seller is a party or by which its assets are bound;

(n) amend, supplement or otherwise alter, in any material respect, any contracts or relationships with providers, except as required hereunder or pursuant to any of the Ancillary Agreements;

(o) commence, compromise, settle, waive, approve or permit the settlement of, any litigation, proceeding, hearing arbitration or other dispute or claim involving amounts in controversy of more than $1,000 in the aggregate, other than for fair consideration in the ordinary course of business consistent with past practice;

(p) enter into any agreement or engage in any transaction with any affiliate, member, director, manager, officer or affiliate of the Seller;

(q) make any change in the accounting practices of the Seller;

(r) fail to keep in full force and effect insurance covering the Seller and its assets comparable in amount and scope of coverage to that which is now maintained;

(s) fail to comply with any laws and regulations applicable to the Seller, or to the conduct of the Business;

(t) enter into any agreement or renew an existing agreement to arrange for the provision of medical services to any person or employer, other than in compliance with underwriting standards employed in the past in writing new business and unless any new contract or renewal of an existing contract is expected to generate revenues sufficient to meet anticipated obligations and a margin for profit;

(u) enter into any agreement or arrangement, written or oral, that would cause any of the statements contained in Section 4 hereof to be untrue; or

(v) enter into any contract or commitment to do any of the things described in this Section 3.4.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER. Except as set forth in the Seller's disclosure schedules referenced in this Section 4, the Seller represents and warrants to and covenant with Purchaser as of the Execution Date and as of the Closing Date as follows:

4.1 Organization. Seller: (i) is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Florida and has full power and authority to carry on their business as now being conducted and to own, lease and operate the Assets and to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transaction therein; (ii) is not doing business in any jurisdiction other than Florida; and (iii) has attached hereto as Exhibit 4.1 true, correct and complete copies of its Articles of Organization and Operating Agreement, as presently in effect.

4.2 Capitalization. The authorized, issued and outstanding membership units of Seller is set forth and particularly described in Schedule 4.2(a) (the "Units"). All of the outstanding Units is owned by the members of the Seller in the proportions set out on Schedule 4.2(a) and is validly issued, fully paid and non-assessable. There are no other outstanding membership units or other securities of the Seller bearing voting or other equity rights. Except as provided in Schedule 4.2(b), no present officer, manager, or director of the Seller: (i) has any direct or indirect investment in (a) any entity which does any business with the Seller or (b) any property, asset or right which is used in the conduct of the business by the Seller; or (ii) has any contractual relationship with the Seller other than such relationship as attaches to being such officer, manager, or director of the Seller.

4.3 Related Entities and Affiliates. Except as set forth in Schedule 4.3, the Seller do not have any investment, whether direct or indirect, of record or beneficial, in any business, corporation, partnership, company, joint venture or association which is in any means or manner engaged in the business of owning or operating health maintenance organizations, preferred provider organizations, independent physician organizations, individual practice associations, third party administrators, prepaid health plans or clinics, pharmacies, addiction treatment center, laboratories, or medical office in the state of Florida.

4.4 Authority. The Seller has full power, in accordance with law, to execute and perform this Agreement and each other document, instrument or agreement required to be delivered hereby, including but not limited to the REPA and MSA (collectively the "Ancillary Agreements"), subject to the Seller obtaining the consents specified in Section 4.6 below. All necessary action (company or otherwise) has been taken by the Seller to authorize the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Seller and the consummation of the transactions contemplated hereby and thereby, and the same are and will be the valid and binding obligations of the Seller, enforceable in accordance with their respective terms except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally. Subject to obtaining the consents specified in Section 4.6 below, neither the execution, delivery nor performance of this Agreement and the Ancillary Agreements does or will, after the giving of notice, lapse of time or otherwise: (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the Articles of Organization or Operating Agreement of the Seller or any term or provision of any material judgment. decree, order, injunction, or, to the best of the Seller's knowledge after due inquiry, any statute, rule or regulation applicable to the Sender; (ii) result in the creation of, or give any party the right to create, any material lien, charge, encumbrance, security agreement or other adverse interest upon any of the Assets of the Seller pursuant to any such term or provision; (iii) constitute a default under or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which the Seller is a party, or by which Seller or any of its Assets may be subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms under which, the Seller is to perform any material duties or obligations or receive any material rights or benefits under any agreement or commitment.

4.5 Violation of Laws, Permits, Etc. Except as provided in Schedule 4.5(a) attached hereto and made a part hereof, the Seller is not in violation of any term or provision of their Articles of Organization, as amended, or Operating Agreement, as amended, or of any term or provision of any judgment, decree, order, injunction, or, to the best of the Seller's knowledge after due inquiry, any statute, rule, ordinance or governmental regulation applicable to the Seller (including, but without limitation, Medicare or Medicaid fraud and abuse laws, rules and regulations) nor of any agreement, contract or instrument applicable to the Seller where the violation or all violations in the aggregate would materially and adversely affect the Seller's Business, Assets or prospects. Within the past three years, except as described in Schedule 4.5(b), no investigation of any type was or is pending or threatened against either of the Seller and no governmental agency has revoked or denied an application for a permit or license by either of the Seller. Attached hereto as Schedule 4.5(c) are true and correct copies of any and all material licenses and permits required or needed by the Seller to conduct their business. The Seller has maintained in full force and effect all licenses and permits material to the conduct of their business, and the Seller has not received any notification that any revocation or limitation thereof is threatened or pending, except as set forth on Schedule 4.5(c). In addition, all employees of the Seller who are required in the conduct of their job to be licensed by state regulatory boards are in good standing with such boards.

4.6 Consents and Approvals. Except for the approval of the approvals listed in Schedule 4.6, no consent, waiver, approval or authorization of, or declaration, designation, filing, registration or qualification with, any governmental or regulatory authority, or any third party, is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement or for the sale of the Assets to be effective or to preserve any material right or benefit enjoyed by the Business or Assets on the date hereof following the consummation of such transactions.

4.7 Financial Statements of the Seller.

(a) The Seller will deliver to Purchaser unaudited financial statements of the Seller for the years ended December 31, 2014 and 2015, and unaudited financial statements of the Seller for the two (2) months ended February 29, 2016, true and correct copies of which are attached hereto as Exhibit 4.7. The financial statements and the related notes thereto attached and to be attached as Exhibit 4.7 are hereinafter collectively referred to as the "Financial Statements".

(b) The Seller has maintained its books of account and records in accordance with applicable laws, rules and regulations, generally accepted accounting principles ("GAAP") consistently applied from period to period, and such books and records are, and during the periods covered by the Financial Statements were in all material respects true, correct and complete and fairly and accurately reflect or reflected the income, expenses, assets and liabilities of the Seller, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the presentation of the unaudited and unaudited Financial Statements. The Financial Statements, including the related notes and schedules, are and shall be correct and complete, have been prepared in conformity with GAAP consistently applied, and, with respect to the unaudited Financial Statements, were unaudited in accordance with generally accepted auditing standards ("GAAS") and separately show the effect of any discontinued operations during the periods covered by such statements, as well as related party transactions, present fairly the financial position of the Seller as of the dates of such statements and the results of operations for the periods covered by such statements.

(c) Except as disclosed in Schedule 4.7, the Seller has no liability, debt or obligation, whether accrued, absolute, contingent or otherwise and whether due or to become due (and there is no basis for any present or future adverse consequence against the Seller giving rise to any liability, debt or obligation) except for liabilities which have arisen after February 29, 2016 in the ordinary course of business.

(d) The Financial Statements do not and will not fail to disclose any material and adverse claim, liability, loss, contingency or matter, whatsoever.

4.8 Litigation. Except as listed in Schedule 4.8 attached hereto and made a part hereof, there are no administrative actions, arbitration, material grievances, examinations, claims, demands, suits, investigations or proceedings pending or, to the best of the Seller's knowledge after due inquiry, threatened against or involving the Seller, or which question or challenge the validity of this Agreement or any action taken or to be taken by either of the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, and the Seller do not know of any basis for any such action, suit, investigation or proceeding. Furthermore, in light of this representation and warranty, the Seller have made its best faith inquiries and investigations of the Seller's operations at its branch locations, if any.

4.9 Tax Returns and Payments. The Seller has duly filed all federal and state income, payroll and other tax reports and returns (including W-2's, 1099's, payroll and income) required to be filed by it and has duly paid all taxes and other charges due or claimed to be due by federal, state, local or foreign taxing authorities. The reserves made for taxes, governmental charges and duties on the Seller's Balance Sheet shall be sufficient in all material respects for the payment of all unpaid taxes, governmental charges and duties payable by the Seller attributable to all periods ended on or before the date of the Seller's Balance Sheet and there is no basis or claims for any penalties or interest. From the Execution Date through the Closing Date, the Seller shall: (i) make adequate provision on its books for all taxes accruable; and (ii) timely remit all withholding, 1099's, employment, sales, ad valorem, personal property and estimated income taxes due and payable to date and will timely remit all such taxes which become due prior to or on the Execution Date. Copies of the Seller's federal and state tax returns for 2014 and 2016 are attached hereto as Exhibit 4.9.

4.10 SEC Filings. The Seller is not required to file and have not filed any reports or filings with the U.S. Securities and Exchange Commission or any state securities commission.

4.11 Disclosed Contracts and Policies and Procedures.

(a) The contracts and commitments set forth and listed in Schedule 4.11(a) hereto include all material contracts (excluding provider contracts, broker/agent contracts and employment contracts), insurance policies, real estate leases, building leases, equipment or automobile leases, maintenance agreements, manuals, policies, arrangements, or agreements (whether written or oral) which relate to the business of the Seller or to which Seller is a party. Except as set forth in such Schedule: (i) the Seller and each other party thereto has in an material respects performed all obligations required to be performed by it under such contracts and commitments to date; (ii) neither the Seller nor any other party thereto is in default in any material respect under any such contract, agreement, lease, or other document to which the Seller is a party or by which the Seller is bound; (iii) to best of the Seller's knowledge after due inquiry, all such contracts, arrangements and agreements are the valid and binding obligations of the Seller and each other party thereto and are enforceable against each of them in accordance with their terms; and (iv) the Seller has not received any information to the effect that any party to any of the contracts, arrangements or agreements is either unable or unwilling to perform such party's obligations under said contracts, arrangements or agreements either presently or after assignment to Purchaser.

(b) Seller has never billed Medicare or Medicaid.

4.12 Assets. Except as described in Schedule 4.12, the Seller has good and marketable title to all of the Assets, as well as the real property being acquired under the REPA, free and clear of all liens, mortgages, pledges, conditional sales agreements, security interests, restrictions, judgments, options, charges, claims or encumbrances of any kind.

4.13 Insurance. All insurance policies disclosed in Schedule 4.11 are in full force and effect and have been in full force and effect, without interruption of coverage. There are no pending claims filed against the policies, except as to unemployment, workers' compensation and medical malpractice claims as set forth in Schedule 4.13 and Schedule 4.8 hereto.

4.14 Employment Matters. Except as set forth in Schedule 4.14, the Seller has no agreements, understandings or arrangements with any of its employees with respect to wages, hours or working conditions, including without limitation, pension or profit sharing plans or welfare benefits plans, which are not terminable by the Seller at any time without liability. No employee of the Seller is subject to or employed under any collective bargaining agreement or represented by any union and, to the best of the Seller's knowledge, no union organizing efforts are pending or threatened. To the best of the Seller's knowledge after due inquiry, there are no pending or threatened suits or claims by any employees or former employees with respect to, and the Seller has operated, is now operating, and through the Closing Date will operate in compliance with, any laws and regulations relating to the employment of labor, including without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, employment discrimination, payroll taxes, workers compensation, insurance, and ERISA. The Seller has provided to Purchaser a listing of all of the its employees and their compensation and benefits (including sick days, vacation days and other benefits) for the period beginning January 1, 2016 and ending February 29, 2016. It is understood that on the Closing Date all employees will be terminated by Seller and Purchaser shall rehire all eligible employees. It is understood that Lou Maffeo will be hired under an employment agreement. Seller shall pay to the employees all payroll through the commencement of the MSA, as well as accrued but unpaid vacation and sick days.

4.15 Compliance with Environmental Laws and Regulations. Seller is in compliance with all applicable federal and state environmental laws and regulations, and none of the properties being acquired under the REPA have any environmental issues.

4.16 Recitals. All recitals to this Agreement are true and correct.

4.17 Other Information. The documents and information with respect to the Seller which are required to be supplied to Purchaser pursuant to this Agreement or which are supplied to Purchaser at its request, by the Seller, or on its behalf, are complete and correct in all material respects.

4.18 Disclosure. None of the representations and warranties made by the Seller nor any statement made in any schedule, exhibit, certificate or other document furnished to Purchaser as stated or provided for in this Agreement, contains, or win contain, any untrue statement of a material fact, or omits, or will omit, to state any material fact necessary in order to make the statements contained herein not misleading. All representations and warranties of the Seller contained herein shall be true on and as of the Execution Date and the Closing Date, with the same effect as if made on and as of the Closing Date. There are no facts which have not been disclosed which will materially affect the consummation of this Agreement and the Ancillary Agreements.

4.19 Officers, Managers, and Directors. Attached hereto as Schedule 4.19 are the names and titles of the officers, managers, and directors of the Seller.

4.20 No Fraudulent Conveyance. The transfer of the Assets to Purchaser as contemplated herein is not intended to hinder, delay or defraud any creditor of the Seller. Pursuant to this Agreement, the Seller will receive reasonably equivalent value in exchange for the transfer of the Assets contemplated herein in accordance with Section 726.105(b), Florida Statutes, as amended through the Execution Date. The Seller shall not be "insolvent" as a result of, or upon the consummation of, the transactions contemplated herein as such term is defined in Section 726.103, Florida Statutes, as amended through the date of this Agreement.

4.21 Dissenter's Rights. As of the Closing Date, there are no members of the Seller who have sought, or who have threatened to seek, to exercise any dissenter's rights which they may have with respect to the transaction contemplated herein or otherwise.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Purchaser hereby represents and warrants to and covenants with the Seller as follows:

5.1 Organization. Purchaser: (i) is a limited liability company duly organized, validly existing and in good standing, as to Purchaser, under the laws of the State of Florida, and as to Purchaser, under the laws of the State of Florida; (ii) has full power and authority to carry on its business as now being conducted and to own the property and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign company and is in good standing in every jurisdiction in which the failure to so qualify would materially and adversely affect its respective businesses, properties and operations.

5.2 Authority. Purchaser has full power, in accordance with law, to execute and perform this Agreement and each other document, instrument or agreement required to be delivered by them hereby (collectively the "Ancillary Agreements"), subject to Purchaser obtaining the consents specified in Section 5.3 below. All necessary action has been taken by Purchaser to authorize the execution, delivery, and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby, and the same are and will be the valid and binding obligations of Purchaser enforceable in accordance with their respective terms except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally. Subject to obtaining the consents specified in Section 5.3 below, neither the execution, delivery nor performance of this Agreement and the Ancillary Agreements does or w-ill, after the giving of notice, lapse of time or otherwise result in any violation of or be in conflict with or constitute a default under any term or provision of the Articles of Organization or Operating Agreement of Purchaser or any term or provision of any material judgment, decree, order, injunction, or to the best of Purchaser's knowledge after due inquiry, any statute, rule or regulation applicable to Purchaser.

5.3 Consents and Approvals. Except for the Required Approvals, no consent, waiver, approval or authorization of, or declaration, designation, filing, registration or qualification with, any governmental or regulatory authority, or any third party, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or to preserve any material rights and benefits enjoyed by Purchaser on the date hereof following the consummation of such transaction.

5.4 Disclosure. None of the representations and warranties made by Purchaser, nor any statement made in any schedule, exhibit, certificate or other document furnished to the Seller as stated or provided for in this Agreement, contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state any material fact necessary in order to make the statements contained herein not misleading. All representations and warranties of Purchaser contained herein shall be true on and as of the Execution Date and the Closing Date, with the same effect as if made on and as of the Closing Date.

5.5 Officers, Managers, and Directors. Attached hereto as Schedule 5.5 are the names and titles of the officers, managers, and directors of the Purchaser.

6. CERTAIN MUTUAL COVENANTS OF THE SELLER AND PURCHASER.

6.1 Good Faith Cooperation. Each of the parties to this Agreement agrees to cooperate in good faith with all other parties and otherwise use their best efforts to obtain all consents, approvals, releases and other actions from third parties necessary or appropriate to consummate the transactions contemplated by this Agreement, including the Required Approvals.

6.2 Further Assurances. Following the Execution Date, each of the parties hereto agrees to cooperate with each other party in good faith to carry out the purpose and intent of this Agreement and, following the Closing Date, each of the parties to this Agreement agrees to execute and deliver, upon reasonable request, such other instruments of assignment, transfer and conveyance and take such other action as may be reasonably required to more effectively carry out the purpose and intent of this Agreement and effect the transactions contemplated hereby.

6.3 Notification of Breach. In the event that either Purchaser, on one hand, or the Seller, on the other hand, determine or find out that any of the conditions, representations or warranties of the other party have not been met or are materially incorrect or materially misleading prior to the Closing Date, such party shall notify the other party in writing of such fact and give the breaching party the right to cure the breach or satisfy such condition within fifteen (15) days unless agreed to in writing by the notifying party.

6.4 Credentialing. The Seller and Purchaser agree to use their combined best efforts to ensure that each of the Buyer is properly credentialed as of the Closing Date with all current payors of Seller. The Seller and Purchaser agree further to use their best efforts to obtain assignments to Purchaser of each of the existing provider agreements of the Seller.

7. CERTAIN COVENANTS OF THE SELLER.

7.1 Purchaser Access to Properties; Records and Patients. From and after the Execution Date through the earlier of the Closing Date or the termination of this Agreement, the Seller shall afford to Purchaser, and its respective officers, attorneys, accountants and other authorized representatives, free and full access during normal business hours to the offices, properties, books and records of the Seller, including accounting and other financial records, in order that they may have full opportunity to make such investigation as Purchaser shall desire to make of the affairs of the Seller. The Seller shall cause its officers, legal counsel, accountants and other consultants to furnish such additional financial and operating data and other information that is in the Seller's possession or control as Purchaser shall from time to time request. The Seller represents and warrants that to the best of its knowledge all such information that the Seller provides for such uses shah be true, correct and complete in all material respects and the Seller shall not intentionally omit any material fact required to be stated to make such information not misleading. No examination, inspection or audit by Purchaser or their agents shall in any way affect, diminish, limit, compromise, alter or terminate any of the representations, warranties or covenants of the Seller herein expressed.

7.2 Other Affirmative Covenants. From and after the Execution Date through the earlier of the Closing Date or the termination of this Agreement, the Seller covenants that unless the prior written consent of Purchaser is first obtained, the Seller will use its best good faith efforts to:

(a) preserve the Seller's existence, business organization and goodwill intact and preserve the Seller's relationships with their health care providers, officers, employees, agents, lessees, lessors, vendors, patients and other persons having a business relationship with them, subject to that certain Management Agreement between the parties of even date herewith;

(b) duly comply with all laws applicable to the Seller and its Assets, operations, Business and employees; maintain in full force and effect all permits, insurance, licenses, and authorizations which are material to the Business, Assets or prospects; maintain qualification in all appropriate jurisdictions; duly file all returns with respect to taxes and timely pay all taxes required to be paid; and duly file all other reports required by federal, state, local or foreign authorities, in each case where the failure to maintain qualification, to file or pay would have a material adverse effect on the Business, Assets or prospects;

(c) carry on the Business diligently and substantially in the same manner as heretofore conducted;

(d) file promptly and prosecute diligently the filing of the documents required by applicable regulatory authorities to effectuate the transactions contemplated hereby, and cooperate with and assist Purchaser in making their filings;

(e) promptly supplement or amend the Exhibits or Schedules (and promptly deliver such amendment or supplement to Purchaser) from time to time with respect to any matter hereafter arising which, if existing or occurring at the Execution Date or within ten (10) business days prior to the Execution Date, would have been required to be set forth or described in the Exhibits or Schedules;

(f) use its best efforts to obtain all consents from third parties necessary or appropriate to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements;

(g) execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement and the Ancillary Agreements;

(h) promptly deliver to Purchaser true and complete copies of all material communications received from or delivered to third parties; and

(i) promptly notify Purchaser of all claims made or threatened against the Seller including, but not limited to, the filing of any lawsuits or written patient complaints.

7.3 Negative Covenants. From and after the Execution Date through the earlier of the Closing Date or termination of this Agreement, the Seller win not, except with the prior written consent of Purchaser, do any of the following which would adversely affect the Assets, the Business or the transfer of the Assets and Business to Purchaser:

(a) make any change or amendment in the Articles of Organization or Operating Agreement of the Seller;

(b) issue, authorize the issuance of, or sell options, warrants to purchase, rights to subscribe to, or enter into any arrangement or contract with respect to, any membership units, bonds, or any of the other equity securities of the Seller, or make any other changes in the Seller's capital structure;

(c) organize any new subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity interest in any business;

(d) intentionally do any of the restricted acts set forth in Section 3.4 above;

(e) intentionally do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract or commitment of the Seller;

(f) enter into any material transaction or series of transactions which in the aggregate are material; and

(g) take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest, or offer from any other person or entity in connection with or with respect to an acquisition, combination, or similar transaction involving the Seller or any entity of the Seller or the Assets or Business or securities of the Seller, and the Seller will promptly inform Purchaser of the existence of any such inquiry, proposal, expression of interest, or offer and shall not without the written consent of Purchaser furnish any information to or participate in any discussions or negotiations with any other entity, person or group (other than Purchaser) regarding same.

7.4 Post-Closing Covenant. The Seller covenants for a period of three (3) years following the Closing Date, to refrain from, either directly or indirectly, in any capacity, for the benefit of any person, within the geographical area consisting of Monroe, Miami-Dade, Broward, Palm Beach, and Martin Counties, Florida, establishing, engaging, owning, managing, operating, controlling, or participating in the establishment, ownership, management, operation or control of, or acting as an agent or representative of, or a consultant to, any person in connection with any addiction treatment center, laboratory or any other similar organization or entity which is or could be considered to be in competition with Purchaser. It is understood that the covenant shall not preclude Charles J. Esposito from rendering services as an attorney and that would be deemed legal services under the rules of the Florida Bar. Purchaser shall provide Seller access to the medical records of patients created before the Closing Date if needed for a bona fide business purpose such as a medical record audit or claim of recoupment by a payor.

8 CONDITIONS TO OBLIGATIONS OF PURCHASER PRIOR TO THE CLOSING DATE. The obligations of Purchaser under this Agreement and the Ancillary Agreements to be performed at the Closing Date are subject to the satisfaction on or before the Closing Date unless waived in writing by Purchaser, in its sole discretion, of each of the following conditions:

8.1 No Material Damage to Assets. The Assets listed on Schedule 1.1(i) shall not have been, and shall not be threatened to be, materially adversely affected in any way by any collision, fire, explosion, accident, embargo, act of God or any other casualty, labor dispute or any action by governmental authority.

8.2 Transfer of Assets. The Seller shall have delivered to Purchaser the Assets listed on Schedule 1.1(i) and such bills of sale with covenants of warranty, endorsements, assignments and other good and sufficient instruments of transfer and conveyance, and opinions and documents of further assurance, in form and substance satisfactory to Purchaser and its counsel, as shall be effective to vest in Purchaser, and evidence the vesting in Purchaser of, good and marketable title to the Assets as provided for, and subject to the limitations and exceptions set forth, in this Agreement. Without limiting the generality of the foregoing, the Seller shall have executed and delivered to Purchaser a Bill of Sale and the Assignment and Assumption Agreements, dated as of the Closing Date, substantially in the forms of Exhibit 8.2(a) and Exhibit 8.2(b) hereto, respectively.

8.3 Security Interests, Encumbrances, Liens, Etc. Purchaser shall have received written advice (which shall be updated as of the Closing Date), in form and substance satisfactory to counsel for Purchaser, to the effect that a search of the public records has disclosed that no liens, security interests, claims or other encumbrances have been filed or recorded with the Florida Secretary of State with respect to the Business or the Assets listed on Schedule 1.1(i) except as disclosed in Schedule 4.12 hereto.

8.4 Authorization of Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by the Seller shall have been duly and validly taken by the Seller's Boards of Managers and members, including unanimous consent by all members of the Seller, and the Seller shall have delivered to Purchaser certificates to such effect (in the form of Exhibit 8.4 hereto), dated as of the Closing Date and signed on behalf of the Seller, by its Managers and Members.

8.5 Change of Name. The Seller, shall have delivered to Purchaser a duly authorized and executed copy of its Articles of Amendment to the Articles of Organization, in form and substance reasonably satisfactory to counsel to Purchaser, and suitable for filing with the Secretary of State of Florida, effecting a change in the legal name of each Company to a name completely dissimilar to the name "Seastone" or other names of the Seller. The Seller shall (i) coordinate with Purchaser filing of the Articles of Amendment to the Articles of Organization, (ii) provide Purchaser with a Consent to Use of Name in Florida or in any other state or jurisdiction in which the Seller is using the name, and/or (iii) cooperate with Purchaser as necessary to permit Purchaser to take any action with respect to the name "Seastone” in Florida. Nothing contained in Section 8.5 shall be deemed to prohibit the Seller from utilizing preprinted checks for the paying of liabilities for incurred prior to the Closing Date, and otherwise winding up the affairs of the Seller.

8.6 Compliance with Terms, Covenants and Conditions. All of the terms, covenants and conditions of this Agreement, including Exhibits and Schedules, to be compiled with or performed by the Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

8.7 Consents, Waivers and Other Approvals. On or prior to the Closing Date, all consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or governmental authorities required to be obtained by the parties hereto in order to permit the transactions contemplated hereby to be consummated in accordance with governmental laws, rules and regulations and agreements, including without limitation the Required Approvals shall have been obtained.

8.8 Representations and Warranties. The representations and warranties of the Seller set forth in Section 4, as modified by the statements contained in the Exhibits and Schedules and supplements thereto, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

8.9 Covenant Not to Compete and Consulting Agreement. Each of the Members of Seller shall have executed and delivered a Covenant Not To Compete and Consulting Agreement to Purchaser in the form attached as Exhibit 8.9.

8.10 Hart-Scott-Rodino Act. Purchaser shall be satisfied that no filings or notifications under the Hart-Scott-Rodino Act are required, necessary, proper or advisable in connection with the transactions contemplated herein, or that if such filings or notifications are required, necessary, proper or advisable, such filings or notifications shall have been made.

8.11 Certificate of Good Standing. At the Closing, the Seller shall provide to Purchaser a Certificate of Good Standing from the Secretary of State of Florida for each of the Seller, dated within five (5) days prior to the Closing Date.

8.12 Satisfactory Completion of the Due Diligence. Purchaser shall have the right to terminate this Agreement at any time without penalty during the Due Diligence Period.

9 CONDITIONS TO OBLIGATIONS OF THE Seller PRIOR TO THE CLOSING DATE. The obligations of the Seller and under this Agreement to be performed at the Closing Date are subject to satisfaction on or before the Closing Date unless waived in writing by the Seller, in their sole discretion, of each of the following conditions:

9.1 Compliance with Terms, Covenants and Conditions. All of the terms, covenants and conditions of this Agreement, including Exhibits and Schedules, to be complied with or performed by Purchaser and/or the Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

9.2 Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

9.3 Consents, Waivers and Other Approvals. On or prior to the Closing Date, all consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or governmental authorities required in order that the transactions contemplated hereby be consummated in accordance with governmental laws, rules and regulations and agreements, including without limitation the Required Approvals, shall have been obtained.

9.4 Certificate of Good Standing. At the Closing, the Purchaser shall provide to Seller a Certificate of Good Standing from the Secretary of State of Florida for the Buyer, dated within five (5) days prior to the Closing Date.

10 ITEMS TO BE DELIVERED AT CLOSING.

10.1 Items to be Delivered at Closing by the Seller. At Closing, the Seller shall deliver to Purchaser the following:

(a) the Bill of Sale and the Assignment and Assumption Agreements, substantially in the forms of Exhibit 8.2(a) and Exhibit 8.2(b) hereto, respectively, duly executed by the Seller and such other appropriate parties, with evidence that all federal, state and local documentary or other transfer or excise taxes or fees have been paid by the Seller;

(b) the books and records contemplated by Section 1.4 hereof if requested by Purchaser prior to Closing;

(c) the Covenant Not to Compete and Consulting Agreement between Purchaser and each of the Members of Seller hereof in the form of Exhibit 8.9 hereto, duly executed by each of the Members;

(d) the Articles of Amendment contemplated by Section 8.5 hereof;

(e) such other instruments, documents and certificates, if any, as may be required to be delivered pursuant to the provisions of this Agreement, or which may be reasonably requested in furtherance of the provisions of this Agreement; and

(f) the execution of the MSA and REPA.

10.2 Items to be Delivered by Purchaser. At Closing, Purchaser shall deliver to the Seller the following:

(a) the Assignment and Assumption Agreements, in substantially the form of Exhibit 8.2(b), duly executed by Purchaser;

(c) the Covenant Not to Compete and Consulting Agreements between Purchaser and each of the Members listed in Section 8.9 hereof in substantially the form of Exhibit 8.9, duly executed by Purchaser;

(d) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or which may be reasonably requested in furtherance of the provisions of this Agreement; and

(e) an employment agreement with Lou Maffeo, as well as the execution of the MSA and REPA.

11 TERMINATION, WAIVER AND AMENDMENT.

11.1 Termination. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date:

(a) By mutual consent of the Seller and Purchaser.

(b) By Purchaser:

(1) if any material representation or warranty made herein for the benefit of Purchaser or any certificate, Exhibit, Schedule or document furnished to Purchaser by the Seller pursuant to this Agreement is untrue in any material adverse respect;

(2) if the Seller shall have defaulted in any material adverse respect in the performance of any term, obligation, or covenant under this Agreement;

(3) if the Seller is adjudicated bankrupt or insolvent, or if the Seller applies for, or a court having jurisdiction enters, a decree or order: (i) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Seller under the United States Bankruptcy Act or any other applicable law of the United States or any state thereof; or (ii) appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Seller or of any substantial part of its assets; or (iii) ordering and winding up or liquidation of its affairs, and any such adjudication, application or entry continues unstayed and in effect for a period of sixty (60) consecutive days;

(4) if any of the conditions set forth in Section 8 above have not been fully satisfied on or prior to September 15, 2016;

(5) if the Closing is not held on or prior to September 15, 2016.

(c) By the Seller:

(1) if any material representation or warranty made herein for the benefit of the Seller or any certificate, Exhibit, Schedule or document furnished to the Seller pursuant to this Agreement is untrue in any material adverse respect;

(2) if Purchaser shall have defaulted in any material adverse respect in the performance of any obligation under this Agreement;

(3) if Purchaser is adjudicated bankrupt or insolvent, or Purchaser applies for, or a court having jurisdiction enters, a decree or order: (i) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Purchaser, as the case may be, under the United States Bankruptcy Act or any other applicable law of the United States or any state thereof; or (ii) appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Purchaser, as the case may be, or of any substantial part of their respective assets; or (iii) ordering the winding up or liquidation of its affairs, and any such adjudication, application, or entry continues unstayed and in effect for a period of sixty (60) consecutive days;

(4) if any of the conditions set forth in Section 9 above have not been fully satisfied on or prior to September 15, 2016; or

(5) if the Closing is not held on or prior to September 15, 2016.

11.2 Manner of Exercise. In the event of the termination of this Agreement pursuant to Section 11.1 above, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Purchaser or the Seller, except as contemplated and required by this

Agreement.

11.3 Extension; Waiver. Any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein for its benefit or in any document delivered to it pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein for its benefit to the extent legally permissible. Any agreement on the part of a party hereto to any such extension or waiver shall not be valid unless set forth in an instrument in writing signed on behalf of such party and shall not operate as an extension or waiver of any subsequent or other failure.

11.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 above, no party hereto shall have any further liability to any other party hereto; provided, however, such termination shall not relieve a party whose breach of this Agreement gave rise to such termination from liability for such breach as provided herein and provided further that the default provision of Section 12 hereof, the indemnification provisions of Section 13 hereof and the confidentiality provision of Section 11.5 hereof will survive any such termination.

11.5 Confidentiality Upon Termination. If the transaction contemplated hereunder is not consummated, Purchaser agree to keep secret all confidential information of the Seller which it has received from the Seller during its investigation of the Seller; agrees not to use any such confidential information in the conduct of its business or businesses controlled by it or otherwise; and agrees to return to the Seller all documents (including all copies thereof) of the Seller. Notwithstanding the above, the Seller recognizes that Purchaser's businesses are directly competitive with the Seller's Business. In addition, this provision shall not apply to confidential information which is (a) now or hereafter entered into public domain without a breach of this Agreement, (b) confidential information known to Purchaser prior to the time of disclosure by the disclosing party or independently acquired by employees or agents of Purchaser without access to the confidential information and without violating any provisions of this Agreement and (c) finally, confidential information disclosed in good faith to Purchaser by a third party legally entitled to disclose same.

12 DEFAULT. The Seller acknowledges that the Assets and the Business are unique and otherwise not available and agrees that, in addition to any other remedies, Purchaser may invoke any equitable remedies to enforce performance hereunder, including an action or suit for specific performance. In the event that this transaction fails to close due to a refusal or default on the part of the Seller, then, and in such event, at the option of Purchaser, the Deposit pursuant to this Agreement shall be returned to Purchaser, together with accrued interest thereon, upon demand by Purchaser, and Purchaser shall have all rights available at law or in equity including the right of specific performance.

13 INDEMNIFICATION.

13.1 By the Seller. From and after the Execution Date, the Seller shall indemnify and hold harmless Purchaser from and against: (i) any and all damages, losses, obligations, deficiencies, liabilities claims, encumbrances, penalties, costs and expenses, including reasonable attorneys' and paralegal fees (collectively, hereinafter "Loss(es)"), which Purchaser may suffer or incur, resulting from, related to or arising out of any misrepresentation, breach of or nonfulfillment of any of the representations, warranties, covenants or agreements of the Seller in this Agreement or the Ancillary Agreements or from any misrepresentation in or omission from any certificate, financial statement or from any other document furnished or to be furnished to Purchaser hereunder; (ii) any Loss caused by or arising out of the operation of the business prior to its operation by Purchaser under the MSA; (iii) any Loss attributable to a broker agent or finder employed by, representing or otherwise involved with the Seller; and (iv) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims (including, but without limitation, employment-related claim and claims of persons or entities of ownership in or to the Seller, the Business and/or the Assets irrespective of whether disclosed to or discovered by Purchaser in connection with this transaction) arising out of any of the foregoing or otherwise; provided, however, that before Purchaser may assert a claim for indemnity under this Section, Purchaser must give or cause to be given written notice of such claim to the Seller as provided in Section 13.3 hereof.

13.2 By Purchaser. From and after the Execution Date, Purchaser shall indemnify and hold harmless the Seller from and against: (i) any and all Losses which the Seller may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach or nonfulfillment of any of the representations, warranties, covenants or agreements of Purchaser in this Agreement or the Ancillary Agreements or from any misrepresentation in or omission from any certificate or document furnished or to be furnished to the Seller hereunder; (ii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims (including employment-related claims arising out of Purchaser's negligence; provided, however, that before the Seller may assert the claim for indemnity under this Section, the Seller must give or cause to be given, written notice of such claim to Purchaser as provided in Section 13.3 hereof; (iii) if the transactions contemplated herein are consummated, any guaranties, leases and liabilities the Seller (from which they are not released) with respect to the Assumed Liabilities; and (iv) any and all Losses which the Seller may suffer or incur, resulting from, related to, or arising out of the operation of the Seller by the Purchaser during the term of the MSA.

13.3 Notice. Promptly after acquiring knowledge of any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which the Seller has indemnified Purchaser or against which Purchaser has indemnified the Seller or as to which any party may be liable, the Seller on one hand, or Purchaser, on the other, as the case may be, shall give to the other party written notice thereof. Each indemnifying party shall, at its own expense, promptly defend, contest or otherwise protect against any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim against which it has indemnified an indemnified party, and each indemnified party shall receive from the other party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other party who are familiar with the transactions out of which any such Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim may have arisen. The indemnifying party shall have the right to participate in the defense of any such proceeding unless relieved of its liability hereunder with respect to such defense by the indemnified party. The indemnifying party shall have the right, at its option, and, unless so relieved, to compromise (with the reasonable consent in writing of the indemnified party) or to participate, at its own expense by its own counsel, in the defense of any such matter involving the asserted liability of the indemnified party. In the event that the indemnifying party desires to compromise or participate in the defense of any such asserted liability, it shall promptly notify the indemnified party of its intention to do so. The indemnified party shall have the right to reasonably defend the same by counsel of its own choosing, but at the cost and expense of the indemnifying party.

13.4 Money Damages. If the Losses indemnified against pursuant to the provisions of Sections 13.1 and 13.2 hereof can be compensated by the payment of money to the other party, the indemnifying party shall, within twenty (20) days after receipt of a written notice of a claim pursuant to Section 13.3, deliver to the other party either: (i) the amount of such claim by check or by wire transfer to the bank account of that party's choosing, or (ii) a written notice stating that it or he objects to the validity of such claim and setting forth in reasonable detail the grounds on which it or he is contesting the validity of the claim.

14 MISCELLANEOUS.

14.1 Expenses. Except as expressly provided herein to the contrary, each party shall pay all of its expenses and costs in connection with negotiating, closing and carrying out this Agreement and the transactions contemplated hereby, including, without limitation, fees of their respective legal counsels.

14.2 Press Releases; Confidentiality. Unless otherwise required by federal or state regulatory laws, neither party shall make any public announcement, disclosures to third parties or press releases with respect to the transactions contemplated hereby prior to the Closing Date unless prior written approval of the other party is obtained. Subsequent to the Closing Date, Purchaser shall have the exclusive right to make and disseminate any disclosures or press releases regarding the transaction contemplated herein or in the Ancillary Agreements.

14.3 Remedies. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon any person or entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

14.4 Survival of Representations. All statements contained in this Agreement, any certificate, Exhibit, Schedule or other instrument delivered by or on behalf of any party pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the party making such statements as of the Execution Date and as of the Closing Date. The validity and enforceability of all representations, warranties and agreements made by any party hereto, and the nature and extent of any liability with respect thereto, shall not be affected by any investigations made by or on behalf of any party. The representation, warranties and agreements made by any party shall survive the Closing Date for a period of four (4) years, except for the representations and warranties made under Section 4.9 hereof which shall survive the Closing Date for a period equal to the statute of notations by the Internal Revenue Service against the Seller with respect thereto.

14.5 Governing Law. This Agreement has been negotiated and signed in Florida and shall be governed by and interpreted in accordance with the laws of the State of Florida.

14.6 Multiple Counterparts. This Agreement may be executed in separate or multiple counterparts, each of which shall be deemed an original, but all of which together shall be considered as one and the same agreement.

14.7 Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including telex and telegraphic communication) and shall be deemed to have been duly given when delivered by hand (including delivery by messenger or private courier service), sent via telecopy, telefax or other telegraphic method with confirmed answer back (followed by U.S. mail, return receipt requested, postage prepaid), or five (5) days after deposited in the United States mail, return receipt requested, postage prepaid, as follows:

If to Purchaser:

With a copy to:

If to the Seller:

With a copy to:

or to such address as any party hereto may, from time to time, designate in writing delivered in a like manner.

14.9 Brokers and Agents. The Purchaser represents and warrants to the Seller that it has not employed or dealt with any broker, agent or finder in respect of the transactions provided for herein. The Seller agrees to be responsible for the payment of, and to indemnify and hold harmless the Purchaser from and against, all fees, expenses, commissions and costs due and owing any broker, agent or finder, on account of or in any way resulting from any contract or understanding which may be earned or paid in connection with this Agreement, the Ancillary Agreements, or the transactions contemplated therein.

14.10 Delivery of Exhibits and Schedules. The parties acknowledge that, except as provided in this Agreement, their respective Exhibits and Schedules have been prepared as of the Execution Date of this Agreement and are attached hereto. Updated Exhibits and Schedules shall be delivered to the respective parties on or prior to five (5) business days prior to the Closing Date, provided the same are not material.

14.11 Dispute Resolution/Binding Arbitration. All disputes arising under this Agreement which cannot be resolved by the parties, including those between the parties’ respective auditors, shall be submitted to binding arbitration in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. Said arbitration will take place in Miami, Dade County, Florida, and judgment upon any award rendered by the arbitrators may be entered in any Circuit Court in and for the State of Florida. Notwithstanding the provisions of this Section 14.11, either party shall have the right to seek injunctive or other equitable relief in relation to any threatened conduct which is permitted by applicable law. Expenses of arbitration shall be borne by the non-prevailing party in the arbitration proceeding, unless the arbitrators shall determine otherwise. The procedure for arbitration shall be in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. In the event of an action or proceeding arising from this Agreement or the transactions contemplated hereunder, the prevailing party shall be entitled to recover its reasonable attorney's and paralegal fees and costs from the other party.

14.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.13 Entire Agreement; Modifications. This instrument (including the Exhibits and Schedules, as amended and updated) contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements, written or oral. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing authorized by the Seller and Purchaser and signed by the party to be charged, and then only to the extent set forth in such instrument.

14.14 Construction. This Agreement was negotiated between the parties. The rule that a contract will be construed against the draftsman in the event of ambiguity shall not be applied and no inference of intent shall be drawn from the physical preparation of the Agreement.

IN WITNESS WHEREOF, this Agreement was executed on the day and year first set forth above.

Purchaser:	Seller:
Seastone Delray Healthcare, LLC	Seastone of Delray, LLC

By:/s/Shawn Leon	By: /s/ Charles J. Esposito
Print Name: Shawn Leon	Print Name: Charles J. Esposito
Title: President	Title:

Schedule 1.1(i)

Northwest 1st - 7FGTHK1 Keyboard, monitor

810 Andrews - Upstairs

Office 1 - Stephen - Lenovo Desktop - 00186-121-513-142

Office 2 - Tom - Dell Desktop - GJ18202

HP Notebook - RTL8723BE

Office 3 - Aryeh - Dell Desktop - 6RXKBZ1

Office 4 - Empty - Dell Desktop - 18PLR12

Office 5 - Dan - Dell Desktop - 1G2LR22

- Billy - Dell Desktop - 95HRLC1

5 Desks, 29 Chairs, 1 conference table, 1 Copier/Printer/Fax

1 Stove, Refrigerator, Microwave Oven, Washer, Dryer

810 Andrews - Downstairs

1 Treadmill, 1 Bike, 1 Cable Crossover, 4 sets of Dumbbells, 10 Yoga Mats, 17 Chairs

801 Andrews

Common Area - 1 Washer, 1Dryer, 16 outdoor chairs, 1 Gas Grille, 1 Picnic Table

Room 10 -1 Computer 9W96291, Brother Printer, 2 safes, 2 desks, 1 table, 1 medication cart, 1 Chromebook, 1 Tablet Nexus, 1 four drawer filing cabinet, 1 Microwave oven, Camera system and DVR, 28 Cameras, 1 55 Inch TV, 3 Couches, 7 chairs, 1 Table, 3 Chairs, 1 Stove, 1 Refrigerator, 25 Movies, 2 Playstations

Room 9 - 1 T.V., 2 couches, 4 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 4 dressers

Room 8 - 1 T.V., 1 couch, 6 chairs, 1 Table, 2 Beds, 1 refrigerator, 1 Stove, 1 microwave, 1 dresser

Room 7 - 1 T.V., 2 couches, 5 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 4 dressers

Room 6 - 1 T.V., 1 couches, 6 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 4 dressers

Room 5 - 1 T.V., 2 couches, 6 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 3 dressers

Room 4 - 1 T.V., 1 couches, 5 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 2 dressers

Room 3 - 1 T.V., 14 chairs, 1 Ping Pong Table, 2 Beds, 1 refrigerator, 1 Stove, 1 microwave, 3 dressers, 10 Guitars

Room 2 - 1 T.V., 1 couches, 5 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 3 dressers

Room 1 - 1 T.V., 1 couches, 4 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 4 dressers

Schedule 1.1(ii)

The Medica EasyRA Analyzer for Urinalysis testing and all reagents, lab benches and 2 computers connected to the analzyer and agreements related to the same are excluded

Schedule 2.2

Goodwill: $170,000

Assets: $30,000

Receivables: Estimated $400,000

Non-Compete: $50,000

Schedule 2.3

Honda Minivan Leases

Up to $50,000 in chargebacks

4Voice phone system - 30 day notice

Lab Management Consultants - unsigned agreement attached, 30 day notice for cancellation

Rick Murphy Beltway Contract

Dan Griffin Contract - No current Contract, assumed $1400/month starting May 1.

Infinity - 30 day notice, unsigned agreement attached

CareMD Nurse - "4 weeks" notice

Medical Director Severson - 20 day notice

Ringcentral - $60 a month

Zopim Online Chat Service - $30/month

Comcast - 2 Business accounts and 1 Residential Account

Verizon

Schedule 4.2(a)

Seastone of Delray

Charles F. Esposito – 40%

Lewis F. Maffeo – 40%

Charles J. Esposito 20%

Seastone Condominiums of Delray, LLC and 810 Andrews, LLC

Charles F. Esposito – 50%

Lewis F. Maffeo – 50%

Schedule 4.3

None

Schedule 4.3

NW First and Third of Delray, LLC

Charles F. Esposito –1/3

Lewis F. Maffeo – 1/3

Charles J. Esposito 1/3

The Company listed above does not have any contractual agreement with the Seller

Schedule 4.5(a)

None

Schedule 4.5(b)

None other than the following pending chargeback from payors which will be settled prior to the effective date of the MSA:

Schedule 4.5(c)

None

Schedule 4.6

DCF

JCAHO

Schedule 4.7

Chase Bank to be settled at closing

Mortgage to be settled at closing

Chuck Esposito to be settled at closing

Analyzer lease to be settled at closing

Schedule 4.8

None

Schedule 4.11(a)

Commercial Auto Policy First Non Profit Insurance Company

Cyber Liability Policy Lloyd’s London

EPLI Policy Great American Insurance Group

General Liability Policy First Non Profit Insurance Company

Property Liability Policy Lloyd’s London

Worker’s Compensation Insurance Ascendant

4Voice phone system - 30 day notice

Lab Management Consultants - unsigned agreement attached, 30 day notice for cancellation

Honda Leases - attached

Rick Murphy Beltway Contract - No cancellation section in contract

Dan Griffin Contract - No current Contract, assumed $1400/month starting May 1.

Infinity - 30 day notice, unsigned agreement attached

CareMD Nurse - "4 weeks" notice

Medical Director Severson - 20 day notice

Ringcentral - $60 a month

Zopim Online Chat Service - $30/month

Comcast - 2 Business accounts and 1 Residential Account

Verizon – Currently working to separate Esposito personal lines from Seastone Business Lines. Contract will be base $100 a month + $40 a month per line. Seastone will have 7 lines after Esposito lines are removed.

Paychex - ? Need to inquire what changes would need to be made

Kipu Medical Records - No termination dates? Unsigned agreement attached

Kipu Analyzer Records - No cancelation period, cost per lab test uploaded

Cambria Center - $55/month - Virtual Office Philadelphia, 30 day notice

Google Email Services - $50/year per email address – renews in September

Kyle Woodbury - IT Consultant, no contract

Carl's Lawn Service - No contract

Nestle Water - on hold, 30 day notice for cancelation

Psychology Today Listing - $49/month

Schedule 4.11(b)

None

Schedule 4.12

None other than related to mortgage being satisfied

Schedule 4.13

None

Schedule 4.14

Only those listed in 4.11(a)

Schedule 4.19

Lewis F. Maffeo - CEO

Charles F. Esposito - CFO

Charles J. Esposito - COO

Stephen Heelan – Clinical Director

Tom Rodbell – Director of Operations

Dr. Karen Severson - Medical Director

Schedule 5.5

Shawn Leon is the sole manager of the Buyer. Greenstone Healthcare Corporation, a Colorado corporation is a public company and the sole member of the limited liability company.

Exhibit 4.1

Attached

Exhibit 4.7

Financial statements attached

Exhibit 4.9

Copies of tax returns attached

Exhibit 8.2(a)

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Seastone of Delray, LLC, a Florida limited liability company, party of the first part, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) lawful money of the United States, to it paid by Seastone Delray Healthcare, LLC, a Florida limited liability company or its related assign, party of the second part, the receipt of which is hereby acknowledged, has granted, bargained, sold, transferred and delivered unto the said party of the second part, its successors and assigns, all of its right, title and interest in and to items listed in Schedule A attached hereto (the “Items”).

TO HAVE AND TO HOLD the same unto the said party of the second part, its successors and assigns forever.

AND said party of the first part does for itself, its successors and assigns, covenant to and with the said party of the second part, its successors and assigns, that it is the lawful owner of the Items; and that it has good right to sell the same; that it will warrant and defend the sale of said Items hereby made unto the said party of the second part, its successors and assigns against the lawful claims and demands of all persons whomsoever.

IN WITNESS WHEREOF, ________________ as Managing Member of party of the first part has caused its name to be hereunto subscribed effective as of the ____ day of May, 2016.

Witness:
Seastone of Delray, LLC

By:
Print Name:
Title:

BEFORE ME, the undersigned authority, personally appeared _________________, as Managing Member of party of the first part to me personally known to be the person who subscribed to the foregoing Bill of Sale and acknowledged that he freely and voluntarily executed the same, with the appropriate authority to execute the same.

SWORN TO AND SUBSCRIBED before me on this _____ day of May, 2016.

________________________________

NOTARY PUBLIC, State of Florida

My Commission Expires:

Schedule A

Northwest 1st - 7FGTHK1 Keyboard, monitor

810 Andrews - Upstairs

Office 1 - Stephen - Lenovo Desktop - 00186-121-513-142

Office 2 - Tom - Dell Desktop - GJ18202

HP Notebook - RTL8723BE

Office 3 - Aryeh - Dell Desktop - 6RXKBZ1

Office 4 - Empty - Dell Desktop - 18PLR12

Office 5 - Dan - Dell Desktop - 1G2LR22

- Billy - Dell Desktop - 95HRLC1

5 Desks, 29 Chairs, 1 conference table, 1 Copier/Printer/Fax

1 Stove, Refrigerator, Microwave Oven, Washer, Dryer

810 Andrews - Downstairs

1 Treadmill, 1 Bike, 1 Cable Crossover, 4 sets of Dumbbells, 10 Yoga Mats, 17 Chairs

801 Andrews

Common Area - 1 Washer, 1Dryer, 16 outdoor chairs, 1 Gas Grille, 1 Picnic Table

Room 10 -1 Computer 9W96291, Brother Printer, 2 safes, 2 desks, 1 table, 1 medication cart, 1 Chromebook, 1 Tablet Nexus, 1 four drawer filing cabinet, 1 Microwave oven, Camera system and DVR, 28 Cameras, 1 55 Inch TV, 3 Couches, 7 chairs, 1 Table, 3 Chairs, 1 Stove, 1 Refrigerator, 25 Movies, 2 Playstations

Room 9 - 1 T.V., 2 couches, 4 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 4 dressers

Room 8 - 1 T.V., 1 couch, 6 chairs, 1 Table, 2 Beds, 1 refrigerator, 1 Stove, 1 microwave, 1 dresser

Room 7 - 1 T.V., 2 couches, 5 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 4 dressers

Room 6 - 1 T.V., 1 couches, 6 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 4 dressers

Room 5 - 1 T.V., 2 couches, 6 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 3 dressers

Room 4 - 1 T.V., 1 couches, 5 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 2 dressers

Room 3 - 1 T.V., 14 chairs, 1 Ping Pong Table, 2 Beds, 1 refrigerator, 1 Stove, 1 microwave, 3 dressers, 10 Guitars

Room 2 - 1 T.V., 1 couches, 5 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 3 dressers

Room 1 - 1 T.V., 1 couches, 4 chairs, 1 Table, 4 Beds, 1 refrigerator, 1 Stove, 1 microwave, 4 dressers

Exhibit 8.2(b)

ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS is made and entered into effective as of this ____ day of May, 2016, by Seastone of Delray, LLC, a Florida limited liability company (hereinafter referred to as "Assignor"), to Seastone Delray Healthcare, LLC, a Florida limited liability company or its related assign (hereinafter referred to as "Assignee").

FOR AND IN CONSIDERATION of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid by Assignee, the receipt of which is hereby acknowledged by Assignor, Assignor sells, assigns, transfers and conveys to Assignee, all of its right, title and interest in and to the items listed in Schedule A attached hereto; and

ASSIGNEE hereby agrees to assume and perform all of the obligations of Assignor under the leases, contracts and agreements assigned hereby.

IN WITNESS WHEREOF, the parties have caused their names to be hereunto subscribed, effective on the date first above written.

WITNESSES:		ASSIGNOR:
Seastone of Delray, LLC

By:
Name:
Title:

ASSIGNEE:
Seastone Delray Healthcare, LLC

By:
Name:
Title:

*************INSERT SCHEDULE A************

Exhibit 8.4

**************resolution/authorization**********

Exhibit 8.9

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into this ____ day of May, 2016 (the “Effective Date”) by and between _______________ ("Seller Principal"), and Seastone Delray Healthcare, LLC, a Florida limited liability company or its related assign (the "Company").

RECITALS

WHEREAS, Company is acquiring substantially all of the assets of Seastone of Delray, LLC, a Florida limited liability company (“Seller”); and

WHEREAS, Seller Principal was an owner of Seller; and

WHEREAS, Company, as a prerequisite to acquiring the Assets of Seller, is requiring Seller Principal not to compete with Company in the geographic area of the State of Florida (the “Area”) in the substance abuse treatment business; and

WHEREAS, Seller Principal accepts the limitation on his ability to compete with Company in the Area upon the terms and conditions set forth herein;

WHEREAS, each of the parties will derive substantial benefit from this Agreement.

AGREEMENT

1. COVENANT NOT TO COMPETE OR CIRCUMVENT. From the Effective Date until its third (3rd) anniversary, except as otherwise provided herein or approved in advance and in writing by the Company, Seller Principal hereby agrees not to, directly or indirectly, for himself or through, on behalf of, or in conjunction with, any person, firm, company, business or other legal entity (whether as an employer, employee, partner, officer, director, agent, holder of any securities of a privately-held entity, holder of more than 5% of the securities of a publicly-held entity, creditor, consultant or otherwise), own, maintain, operate, control, be employed by, or serve as a consultant or lender to, have any interest in or otherwise engage in any business or enterprise involved in the substance abuse treatment business within Area. Such limitation will not preclude Seller Principal from working in the set production business for any client that is not presently doing business with the Company. [This covenant shall not be interpreted as precluding Seller Principal’s from acting as attorney for any person or company in the field of substance abuse so long as Seller’s Principal is not providing such party the confidential information of Company or providing such person with advise on marketing practices unless the same is merely to provide an opinion on whether the marketing complies with the requirements of the law.]

2. REFORMATION OF COVENANT TO COMPLY WITH LAW. To the extent that any portion of the provisions of Section 1 of this Agreement shall be deemed by a court of competent jurisdiction to exceed the time or geographical limits or any other limitations permitted by applicable law, then Section 1 of this Agreement shall be reformed to the extent permitted by applicable law in a manner that as near as possible complies with the original intent of Section 1 of this Agreement.

3. INJUNCTIVE RELIEF. It is agreed by Seller Principal that the Company would be irreparably damaged by reason of any violation of the provisions of Section 1 of this Agreement by Seller Principal, and that any remedy at law for breach of such provisions would be inadequate. Therefore, the Company shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against Seller Principal for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood by Seller Principal that this injunctive or other equitable relief shall not be the Company's exclusive remedy for any breach of and the Company shall be entitled to seek any other relief or remedy that they may have by contract, statute, law, or otherwise for any breach hereof and it is agreed that the Company shall also be entitled to recover their attorneys fees and expenses in any successful action or suit against Seller Principal relating to any such breach.

4. COMPENSATION. Seller Principal and Company acknowledge that the consideration for this Agreement is included in the purchase price paid to Company, which subsequently will be distributing funds to Seller Principal.

5. REPRESENTATIONS AND WARRANTIES. Seller Principal warrants and represents that he (i) is familiar with covenants not to compete; (ii) has discussed the provisions of this covenant not to compete with his attorney and concluded that such provisions, including, without limitation, the right to equitable relief and the length of time and size of area provided for herein, are fair, reasonable and just under the circumstances; and (iii) is fully aware of the obligations, limitations, and liabilities contained in this Covenant.

6. ATTORNEY'S FEES. If the Company is obligated to initiate any legal action under this Agreement for the enforcement hereof, the prevailing party shall be entitled to recover all costs and expenses, including but not limited to reasonable attorneys' fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions of this Agreement and the enforcement of any award or other relief granted.

7. MISCELLANEOUS.

7.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, both substantive and remedial.

7.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.3 The failure of any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any other provision.

7.4 This Agreement represents the entire understanding and agreement between the parties hereof with respect to the subject matter hereof and cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modification is sought.

7.5 Seller Principal may not assign his interest in or delegate the performance of his obligations under this Agreement to any other party without obtaining Company’s prior written consent.

7.6 Any and all notices required or permitted to be given hereunder shall be in writing and shall be delivered in person or by means of certified or registered mail to the addresses specified below or to such other address or addresses as either party hereto may designated in writing to the other party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Seastone Delray Healthcare, LLC,

By:___________________________________

Print name:_____________________________

Print title:______________________________

Seller Principal

By:___________________________________

Print name:_____________________________